Exhibit 5.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

August 13, 2003

Excelligence Learning Corporation

2 Lower Ragsdale Drive

Monterey, California 93940

Re:	Excelligence Learning Corporation
500,000	shares of common stock, par value $0.01 per share

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an additional 500,000 shares (the “Shares”) of common stock, par value $0.01 per share, of Excelligence Learning Corporation (the “Company”) issuable under the Company’s Amended and Restated 2001 Stock Option and Incentive Plan (the “Plan”), by the Company on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 13, 2003 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agency within any state.

Subject to the foregoing and in reliance thereon, it is our opinion that the Shares to be issued under the Plan have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan and the Registration Statement, including, without limitation, collection of required payment for the Shares of legal consideration at least equal to the aggregate par value of the Shares issued in the manner contemplated by the Plan, the Shares will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Latham & Watkins LLP